Tel: +27 011 488 1700 Fax: +27 011 488 1701 www.bdo.co.za	Wanderers Office Park 52 Corlett Drive Illovo, 2196

Private Bag X60500
Houghton, 2041
South Africs

July 8, 2024

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on July 8, 2024, to be filed by our former client, Medinotec Company, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

Jacques Barradas

Audit Partner

BDO South Africa Incorporated

Registration number: 1995/002310/21

Practice number: 905526

VAT number: 4910148685

Chief Executive Officer: LD Mokoena

A full list of all company directors is available on www.bdo.co.za

The company’s principal place of business is at The Wanderers Office Park, 52 Corlett Drive, Illovo, Johannesburg where a list of directors’ names is available for inspection. BDO South Africa Incorporated, a South African personal liability company, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.